Exhibit 99.7 Press Release dated August 12, 2016

Tengasco Announces Second Quarter 2016 Financial Results

GREENWOOD VILLAGE, Colo., Aug. 12, 2016 /PRNewswire/ -- Tengasco, Inc. (NYSE MKT: TGC) announced today its financial results for the quarter ended June 30, 2016. The Company reported a net loss of $1.6 million or $0.27 per share of common stock during the second quarter of 2016 compared to a net loss of $76,000 or $0.01 per share of common stock during the second quarter of 2015.  The $1.55 million increase in net loss was primarily due to a non-cash ceiling test impairment of $1.4 million recorded in the second quarter of 2016 as a result of the low oil prices experienced during 2015 and 2016, and a $617,000 decrease in revenues, partially offset by a $390,000 decrease in DD&A, a $133,000 decrease in general and administrative cost, and a $50,000 decrease in production cost and taxes. Net loss before effect of impairment was $182,000 for the quarter ended June 30, 2016 (a non-GAAP financial measure – see GAAP to Non-GAAP Reconciliation at the end of this press release).

The Company recognized $1.3 million in revenues during the second quarter of 2016 compared to $1.9 million during the second quarter of 2015. The revenue decrease from 2015 levels was primarily due to a $313,000 decrease related to a $11.33 per barrel decrease in the average oil price from an average price of $51.19 per barrel during second quarter of 2015 compared to an average price of $39.86 per barrel during the second quarter of 2016, and a $326,000 decrease related to a 6.4 MBbl decrease in sales volumes, primarily from the Albers, Croffoot, DeYoung, Howard A, Liebenau, McElhaney A, Rogers, Stahl, JR Thyfault, Veverka B and C leases. In addition, there was a $24,000 increase in methane facility revenues related to higher runtimes and increased efficiency.

The Company reported a net loss of $3.0 million or $0.50 per share of common stock during the first six months of 2016 compared to a net loss of $591,000 or $0.10 per share of common stock during the first six months of 2015. The $2.44 million decrease in net income was primarily due to recording a non-cash ceiling test impairment of $2.1 million together with a $1.3 million decrease in revenues, partially offset by a $413,000 decrease in production cost and taxes, a $186,000 decrease in general and administrative cost, and a $786,000 decrease in DD&A. Net loss before effect of impairment was $945,000 for the six months ended June 30, 2016 (a non-GAAP financial measure – see GAAP to Non-GAAP Reconciliation at the end of this press release).

The Company recognized $2.2 million in revenues during the first six months of 2016 compared to $3.5 million during the first six months of 2015. The revenue decrease from 2015 levels was due to a $716,000 decrease related to a $12.90 per barrel decrease in the average oil price from an average price of $46.64 per barrel during first six months of 2015 compared to an average price of $33.75per barrel during the first six months of 2016, and a $658,000 decrease related to a 14.1 MBbl decrease in oil sales volumes.

Michael J. Rugen, CEO, said, “During the second quarter of 2016, the Company initiated the interpretation of the seismic shoot over our Saline County, Kansas acreage. Any drilling of locations that may result from this interpretation will be contingent on improvement of commodity prices.  In addition, the Company continues to evaluate acquisition, joint venture, and corporate opportunities that will add value to the Company. Although we continue evaluating several opportunities, no agreements have been entered into by the Company to move forward with any of the opportunities currently under evaluation. In order to fund potential drilling as well as other possible transactions, the Company is considering additional means of raising capital during this period of low commodity prices and the resulting difficulty faced by most oil and gas companies in obtaining additional borrowed funds in the current financial markets.

During the second quarter 2016 we continued to see realized oil prices remain at low historical levels per barrel.  Current price levels still make it a challenge for the Company to regain profitability.  During the first and second quarters of 2016, the Company recorded non-cash ceiling test impairments due to continuing low oil prices. This is the fourth quarter in a row that an impairment has been recorded. The Company also expects to record an impairment during the third quarter of 2016 as it appears that prices during the third quarter of 2016 will be lower than prices realized during the third quarter of 2015. We will continue to determine if there are additional ways for the Company to reduce G&A and operating costs.”

Forward-looking statements made in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risk and uncertainties which may cause actual results to differ from anticipated results, including risks associated with the timing and development of the Company’s reserves and projects as well as risks of downturns in economic conditions generally, and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

GAAP to Non-GAAP Reconciliation ($ millions)

	Quarter Ended	Six Months Ended
	June 30, 2016	June 30, 2016

Net loss from continuing operations (US GAAP)	$(1.6)	$(3.0)
Impairment	$1.4	$2.1
Net loss before effect of impairment	$(0.2)	$(0.9)

SOURCE Tengasco, Inc.